Exhibit 99.1

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Stephanie Lerdall, +1 312 244-7805 or newsroom@morningstar.com

NOT FOR IMMEDIATE RELEASE – UNDER EMBARGO UNTIL 8 AM CENTRAL / 9 AM EASTERN

Morningstar Plans to Acquire Leveraged Commentary & Data

LCD will complement PitchBook’s robust product and research capabilities by covering every metric of the leveraged loan market

CHICAGO and SEATTLE, April 4, 2022 – Morningstar Inc., a leading provider of independent investment research (Nasdaq: MORN), has reached an agreement to acquire Leveraged Commentary & Data (LCD), a market leader in news, research, data, insights, and indexes for the leveraged finance market from S&P Global. The purchase price is up to $650 million in cash, comprised of $600 million at closing, subject to certain adjustments, and a contingent payment of up to $50 million six months after closing, upon the achievement of certain conditions related to the transition of LCD customer relationships.

LCD is the industry standard for leveraged loan data, news, analysis, and indexes, providing coverage across the full lifecycle of loans. The leveraged loan market data provider will integrate with Morningstar’s PitchBook Platform, which delivers data, research, and technology covering the breadth of the private and public capital markets. This unique dataset combined with PitchBook’s already robust data, insights, and technology will create a centralized platform for participants in the leveraged finance market.

“As the alternative asset markets continue to grow and deepen, this acquisition presents new opportunities for PitchBook and LCD to solve real customer problems together and address the need for transparency within the private credit markets,” said John Gabbert, founder and CEO of PitchBook. “LCD’s in-depth coverage of the leveraged loan market combined with PitchBook’s institutional-grade coverage of the private and public equity markets will create an end-to-end data and research tool for enabling core workflows. There’s nothing else out there with more comprehensive access to this data all in one place.”

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The acquisition of LCD will complement PitchBook’s robust product and research capabilities and provide coverage of every metric of the leveraged loan market, including structure, pricing, yield, volume, along with secondary market performance and LBO/private equity activity. LCD is the only provider of real-time coverage of the U.S. and European leveraged loan and high-yield bond markets, from deal inception through the trading life of the debt. It also provides growing coverage of investment grade bond issuance, distressed debt, corporate bankruptcies, middle market transactions and CLO/fundraising. Over 20 years, LCD has provided data on over 30,000 issuers and 85,000 transactions.

LCD has more than 500 leveraged loan indexes in the U.S. and Europe tracking performance, index characteristics, and risk measures comprised of over 1,800 loans. The S&P/LSTA Leveraged Loan Index—the flagship benchmark for this asset class—and related indexes will become part of the expanding fixed-income capabilities from Morningstar Indexes, one of the fastest-growing global index providers.

When the deal closes, more than 60 LCD employees, including experienced journalists, researchers, technologists, and client support and sales personnel, will join Morningstar as part of the PitchBook team. The existing LCD leadership team will join and continue to drive future plans for the business.

LCD generates approximately $56 million in revenue. Morningstar intends to fund the transaction through a combination of cash on hand and a new credit facility at closing. The transaction is expected to be accretive to adjusted net income per share, which excludes M&A-related amortization and integration costs, in the first year after closing. The Company also expects to receive a tax benefit due to a step-up in tax basis and related future deductions as part of the transaction. The transaction is expected to close early in the third quarter of 2022, subject to customary closing conditions.

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About PitchBook

PitchBook is a financial data and software company that provides transparency into the capital markets to help professionals discover and execute opportunities with confidence and efficiency. PitchBook collects and analyzes detailed data on the entire venture capital, private equity and M&A landscape—including public and private companies, investors, funds, investments, exits and people. The company's data and analysis are available through the PitchBook Platform, industry news, and in-depth reports. Founded in 2007, PitchBook has offices in Seattle, San Francisco, New York, London, and Hong Kong and serves more than 70,000 professionals around the world. In 2016, Morningstar acquired PitchBook, which now operates as a subsidiary.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $265 billion in assets under advisement and management as of Dec. 31, 2021. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "project," "outlook,“ “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” "remain," "target" or "will" and similar references to future periods. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including (i) the future demand for news, research, data, insights, and indexes for the leveraged finance market; (ii) any delay in (a) the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or (b) the receipt of European Commission approval of Morningstar as an acceptable acquirer of LCD; (iii) the risks and costs associated with the integration of, and the ability of Morningstar to integrate LCD successfully; and (iv) failure to obtain the necessary financing to complete the transaction. Factors that will influence the impact on our business and operations include, without limitation, risks and uncertainties affecting Morningstar that are described our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

© Morningstar, Inc. All rights reserved.

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